UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 10, 2008

Averion International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Turnpike Road, Southborough, Massachusetts		01772
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  508-597-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective January 10, 2008, Dr. Markus Weissbach, our chief executive officer (“Weissbach”), entered into an employment agreement with us governed by the laws of the Commonwealth of Massachusetts (the “Massachusetts Employment Agreement,”) that will supersede a prior employment agreement that Weissbach entered into with us on October 31, 2007, that was governed by Swiss law (the “Swiss Employment Agreement”).  The Massachusetts Employment Agreement will supersede the Swiss Employment Agreement on the date on which Weissbach obtains a United States L-1A visa (or comparable U.S. visa or work permit).

                        The terms of the Swiss Employment Agreement were set forth in our current Report on Form 8-K which was filed with the Securities and Exchange Commission on November 6, 2007.  At such time as the Massachusetts Employment Agreement becomes effective and supersedes the Swiss Employment Agreement, the terms of the Swiss Employment Agreement will no longer have any force or effect and the terms of the Massachusetts Employment Agreement shall at that time become effective.  The Massachusetts Employment Agreement provides that Weissbach will be paid an annual base salary of Three Hundred Twenty Seven Thousand Dollars ($327,000).  In addition, Weissbach will be eligible to receive an annual bonus of up to one hundred percent (100%) of his then in effect annual base salary as determined by our board of directors (the “Board”) based upon the satisfaction of certain objective criteria and certain performance goals to be determined by our Board.  Either party may terminate the Massachusetts Employment Agreement at any time with or without Cause (as defined in the Massachusetts Employment Agreement) or with or without Good Reason (as defined in the Massachusetts Employment Agreement); provided, however, that any termination by us without Cause or by Weissbach without Good Reason must be preceded by sixty (60) days advance written notice.  If Weissbach is terminated without Cause, is disabled or resigns for Good Reason, then we are obligated to pay Weissbach an amount equal to twelve (12) months of Weissbach’s then in effect base salary in accordance with our normal payroll policies and continue Weissbach’s benefits for a period of eighteen (18) months.  If a change of control transaction occurs and, if following or in connection with, such change of control transaction, Weissbach is terminated (other than for Cause), or resigns for Good Reason, then we are obligated to pay Weissbach an amount equal to the sum of:  (i) twelve (12) months of Weissbach’s then in effect base salary, plus (ii) Weissbach’s target bonus for the year the change of control occurs or for the year immediately prior to the change of control, whichever is higher; and (iii) continue Weissbach’s benefits for a period of eighteen (18) months.

                        In addition, during his employment under the Massachusetts Employment Agreement and for a one (1) year period following the termination of his employment for any reason, Weissbach will not: (i) directly or indirectly, compete, or undertake any planning to compete, with us, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise; or (ii) (a) solicit or encourage any of our customers to terminate or diminish their relationship with us; or (b) seek to persuade any such customer or prospective customer to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with us; provided that the restrictions for (b) above shall apply (y) only with respect to those persons who are or have been a customer of ours at any time within the immediately preceding two (2) year period or whose business has been solicited on behalf of us or by any of our officers, employees or agents within such two (2) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if Weissbach has performed work for such person during Weissbach’s employment with us or been introduced to, or otherwise had contact with, such person as a result of his or other associations with us or has had access to confidential information which would assist in Weissbach’s solicitation of such person.

Item 8.01               Other Events

On October 31, 2007, we entered into a Securities Purchase Agreement with Cerep S.A., a French corporation (“Cerep”), pursuant to which we purchased all of the outstanding capital stock of Hesperion Ltd. (“Hesperion”), a Swiss corporation and a wholly owned subsidiary of Cerep (the “Hesperion Acquisition”).  On or before January 16, 2007, we were to have filed an amendment (the “Amendment”) to the Current Report on Form 8-K that was filed with the Securities and Exchange Commission on November 6, 2007, announcing the Hesperion Acquisition (the “8-K”), which Amendment was to include the audited financials statements of Hesperion and related pro forma financial information.

                Due to the complexity of reconciling the financial statements of Hesperion, which have been accounted for under International Financial Reporting Standards (“IFRS”), to generally accepted accounting principles of the United States (“GAAP”), we have been unable to timely file the Amendment.  We intend to file the Amendment as soon as practicable once the Hesperion financial statements are completed.

Item 9.01               Financial Statements and Exhibits

                (d) Exhibits

Number	Description

10.57

Employment Agreement dated January 10, 2008 between Averion International Corp. and Dr. Markus Weissbach

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Averion International Corp.

By:	/s/ Christopher Codeanne
Christopher Codeanne
Chief Financial Officer

Dated:  January 16, 2008